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                                                                    Exhibit 2(d)

                                 PROMISSORY NOTE
$850,000                                                         August 10, 1999
                                                           Vancouver, Washington

         FOR VALUE RECEIVED, the undersigned AFP Imaging Corporation., a New Yolk corporation (the "Company) promises to pay to the order of Cade Adams ("Holders), at Vancouver, Washington or to such other person and at such other place as Holder may designate, the principal sum of Eight Hundred Fifty Thousand Dollars ($850,000.00), together with interest thereon, payable in the manner and on the terms set forth in this Note:

         1. Interest Rate. This Note shall bear interest at a rate of 7.75 percent per annum from the January 1, 2000, until this Note is fully paid.

         2. Payment. No payments shall be due under this Note until January l, 2000; nor shall this Note bear interest until that time. From and after January 1, 2000, this Note shall bear interest at the rate of 7.75 percent per annum which Interest shall be payable monthly on the last day of the month (in the amount of $5,489.58) through December 31, 2001. Beginning on January 1, 2002, this Note Hall be payable in 36 equal monthly installments of $26,537.99 (principal and interest at 7.75 percent per annum) payable on the last day of each month.

         3. Prepayments. the Company shall have the right to prepay this Note, in whole or in part at any time with no prepayment penalties.

         4. Subordination. Holder hereby agrees to subordinate and does hereby subordinate payment by the Company of all payments due pursuant to this Note to the payment in accordance with its terms} of any bank or institutional debt of Company, whether now owed or hereafter incurred, or any continuation, renewal or replacement thereof ("Senior Indebtedness"). Provided however, Company may pay to Holder and Holder may accept regularly scheduled payments of principal or interest under this Promissory Note if there is no event of default in respect to such Senior Indebtedness at the time of such payment and if such payment would not cause such an event of default. Notwithstanding the foregoing, any indebtedness incurred after the date of this Promissory Note shall be deemed Senior Indebtedness only if it is incurred in good faith for value in arm's length transaction.

         5. Default and Acceleration. Time is of the essence of this Note. Notwithstanding the foregoing, in the event the Company defaults in the performance of, or compliance with, any of the terms and provisions of this Note, after not less tom 20 days' written notice to the Company specifying with reasonable particularity the nonperformance or noncompliance and the Company's failure to correct the default within such time period, or in the event of the bankruptcy or insolvency of the Company or any assignment for the benefit of creditors or the commencement of an action for the appointment of a receiver for the properties of the Company or other action or proceedings under the federal bankruptcy laws which is not dismissed within 75 days after the date of filing, the Holder may declare the principal of this Note, together with interest thereon, to be due and payable. Any forbearance or failure to exercise this right shall not constitute a waiver of the Holder's right to exercise the right with respect to such default and any subsequent default.

         6. Attorneys' Fees Costs In the event this Note is placed in the hands of an attorney for collection, the Company promises and agrees to pay the Holder's reasonable attorney fees and collection costs, even though no suit or action is filed hereon. If any litigation is instituted to enforce payment of this Note, the prevailing party shall recover from the other party, in addition to costs and disbursements allowed by law, such sums as the court may allow as attorney fees in the litigation, including any appeals therefrom.

         7. Govening Law. This Note shall be governed and construed in accordance with the laws of the State of New York

         IN WITNESS WHEREOF, the undersigned caused this Note to be duly execute on the day and year first written above.
                                                   AFP Imaging Corporation



                                                   By: _______________________
                                                            Chairman